Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                        MILLENNIUM BANKSHARES CORPORATION


         The undersigned does hereby establish a stock corporation under and by virtue of the provisions of the Virginia Stock Corporation Act, Chapter 9, Title 13.1, of the 1950 Code of Virginia and acts amendatory thereof, for the purposes and under the corporate name hereinafter mentioned, and to that end, does, by these Articles of Incorporation, set forth the following:


                                    ARTICLE I

         The name of the Corporation is Millennium Bankshares Corporation.


                                   ARTICLE II

         The principal purpose of the Corporation is to buy or otherwise acquire, own, manage, and sell, or otherwise dispose of shares of capital stock and other securities of banks and other corporations. In addition, the Corporation shall have the power to transact, promote or carry on any business of any character that is not prohibited by law or required to be stated in the articles.

                                   ARTICLE III

         The address of the initial registered office of the Corporation shall be 1810 Michael Faraday Drive, Suite 100, Reston, Virginia 20190, which is located in the County of Fairfax, Virginia, and the name of the initial registered agent for the Corporation shall be Ian C. Markley, a member of the Virginia State Bar and a resident of Virginia, and whose address is 1810 Michael Faraday Drive, Suite 100, Reston, Virginia 20190, which is located in the County of Fairfax, Virginia.

                                   ARTICLE IV

         The aggregate number of shares which the Corporation shall have the authority to issue shall be 5,000,000, which shall consist of one class only known as Common Shares with a par value of $10.00 per share.

         Common Stock. The holders of common stock shall have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise expressly provided by the then existing statutes of the Commonwealth of Virginia. The holders of common stock shall have one vote for each share of common stock held by them.

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         The holders of common stock shall be entitled to receive dividends, if, when and as declared therefor and to the net assets remaining after payment of all liabilities upon voluntary or involuntary liquidation of the Corporation.

         Preemptive Rights. No holder of shares of the stock of the Corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of the stock of the Corporation, whether now or hereafter authorized; or (ii) any securities or obligations of the Corporation convertible into stock of the Corporation, issued or sold; or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

         Warrants. Authority is expressly vested in the Board of Directors to create and issue rights, options, or warrants for the purchase of shares of the stock of the Corporation, upon such terms and conditions and for such consideration, if any, and such purposes as the Board of Directors may approve.

         The Board of Directors is expressly authorized, without the necessity of shareholder approval, to issue rights, options, or warrants for the purchase of shares of the common stock of the Corporation to the members of the initial Board of Directors of the Corporation and any other initial subscribers of stock pursuant to the Corporation's initial private offering of 900,000 shares on the basis of one warrant to purchase one share of the common stock of the Corporation for each share of the common stock of the Corporation which such shareholder purchases pursuant to the initial private offering of 900,000 shares of the common stock of the Corporation. Such rights, options or warrants shall be issued upon such terms and conditions as the Board of Directors may approve.

                                    ARTICLE V

         The number of directors shall be fixed by the Bylaws, or, in the absence of a Bylaw fixing the number, the number shall be fifteen. The directors shall be divided into three classes (A, B, and C) equal in number as possible. The initial term of office for members of Class A shall expire at the first annual meeting of stockholders after their election; the initial term of office for members of Class B shall expire at the second annual meeting of stockholders after their election; and the initial term of office for members of Class C shall expire at the third annual meeting of stockholders after their election. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualify.

         In the event of any increase or decrease in the number of directors fixed by the Bylaws, all classes of directors shall be increased or decreased as equally as may be possible. Newly-created directorships resulting from an increase by not more than two in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum. Each



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director so chosen shall hold office until the expiration of the term of the director, if any, whom he has been chosen to succeed or, if none, until the expiration of the term of the class assigned to the additional directorship to which be has been elected, or until his earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any director or the entire Board of Directors may be removed from office at any time but only for cause and only by the affirmative vote of the holders of more than two-thirds of the voting stock of the Corporation then outstanding at a meeting called for that purpose.

         The initial Board of Directors of the Corporation shall consist of thirteen persons, and the names and addresses of the persons who are to serve as the Directors of the Corporation are as follows:

         Bronson Ford Byrd                      Arthur J. Novick
         17723 Tranquility Road                 11300 Stoneledge Court
         Purcellville, Virginia  20132-9036     Reston, Virginia  20191

         Thomas J. Chmelik                      Gregory L. Oxley
         2807 John Marshall Drive               10200 Forest Lake Drive
         Arlington, Virginia  22207             Great Falls, Virginia  22066

         L. James D'Agostino                    Rolando J. Santos, M.D.
         1087 Loran Court                       7180 Wolf Run Shoals Road
         Great Falls, Virginia  22066           Fairfax Station, Virginia  22066

         Andrew E. Kauders                      Robert T. Smoot
         10511 Adel Road                        358 Gallop Wood Place
         Oakton, Virginia  22124                Great Falls, Virginia  22066

         Stewart R. Little                      Derek A. Tidman
         5501 Seminary Road, #1215              6801 Benjamin Street
         Falls Church, Virginia  22041          McLean, Virginia  22101

         Carroll C. Markley                     Ronald W. Torrence
         6117 Fox Run                           6737 Baron Road
         Fairfax, Virginia  22030               McLean, Virginia  22101

         David B. Morey
         1416 Rosewood Hill Drive
         Vienna, Virginia  22182





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                                   ARTICLE VI

         The Corporation shall have the power to enter into partnership or joint venture agreements with other corporations, limited liability companies, or partnerships, whether organized under the laws of the Commonwealth of Virginia or otherwise, or with any individual or individuals.

                                   ARTICLE VII

         A. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

         B. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee, agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

         C. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section B of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section B.

         D. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

         E. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of



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expenses with respect to any claim for indemnification made pursuant to Section
A of this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee shall each select a nominee, and the nominees shall select such special legal counsel.

         F. The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the date hereof, whether arising from any action taken or failure to act before or after such date. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

         G. Reference herein to directors, officers, employees or agents shall include former directors, officers, employees or agents and their respective heirs, executors and administrators.

         IN WITNESS WHEREOF, I set my signature this 24th day of November, 1998.



                                           /s/ Ian C. Markley             [SEAL]
                                           -------------------------------
                                           Ian C. Markley, Incorporator











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